Century Communities Reports Fourth Quarter and Full Year 2018 Results

- Delivered Record Full Year Earnings and 16th Consecutive Year of Profitable Results -

- Home Sales Revenues Increased 24% to $640.2 Million for Fourth Quarter -

- Home deliveries grew 55% to a record 2,028 homes for Fourth Quarter -

Greenwood Village, Colorado (February 7, 2019) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights Compared to Fourth Quarter 2017

•	Adjusted net income increased 20% to $34.4 million, or $1.11 per diluted share and net income increased 52% to $26.2 million, or $0.85 per diluted share
•	Home sales revenues increased 24% to a record $640.2 million
•	Selling, general & administrative expense (“SG&A”) as a percent of home sales revenues improved by 80 basis points to 11.4%
•	Home deliveries grew 55% to a record 2,028 homes
•	Net new home contracts increased 32% to 1,221 homes
•	Backlog improved 65% to 2,181 homes
•	Backlog value increased 17% to $669.5 million

Dale Francescon, Co-Chief Executive Officer, stated, “2018 was another year of strong revenue growth and earnings acceleration for Century, leading to our 16th consecutive year of profitability. In the fourth quarter, we delivered 2,028 homes and generated $651.9 million in total revenues. That said, fourth quarter home deliveries and net new contracts were impacted by the industry-wide softening of homebuilding activity since mid-year 2018. Into 2019, we will continue to carefully monitor the homebuilding climate in each of our markets and pursue our disciplined growth strategy while taking advantage of our diversified national scale to achieve additional efficiencies in our business.”

Rob Francescon, Co-Chief Executive Officer, said, “During 2018, we grew our business into a top-10 U.S. homebuilder through strategic positioning in attractive markets, broader product offerings and sound investments with a focus on lower price points. Additionally, we made significant progress in the ramp up of our Financial Services business, with that segment growing full year pre-tax income over six times. While we are encouraged by our progress and positive long-term housing fundamentals in our markets, demand may remain muted in 2019 due to a variety of macro factors, including higher mortgage rates and tightening affordability. In response, we plan to continue to tailor our product offerings according to evolving demand trends, expand our Wade Jurney Homes’ brand and drive operational efficiencies.”

Fourth Quarter 2018 Results

Adjusted net income for the fourth quarter increased 20% to $34.4 million, or $1.11 per diluted share, as compared to $28.6 million, or $1.01 per diluted share, for the prior year quarter. Adjusted net income excludes the impact of one-time items associated with homebuilder acquisitions. Net income for the fourth quarter 2018 increased 52% to $26.2 million, or $0.85 per diluted share as compared to $17.2 million or $0.60 per diluted share for the prior year quarter.

Home sales revenues for the fourth quarter 2018 increased 24% to $640.2 million, compared to $516.5 million for the prior year quarter. The growth in home sales revenues was primarily due to a 55% increase in deliveries to 2,028 homes compared to 1,311 homes for the prior year quarter. Average sales price of home deliveries for the fourth quarter 2018 was $315,700, compared to $394,000 in the prior year quarter, consistent with the Company’s expansion of its offering of entry level homes.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was consistent with our expectations at 20.4% in the fourth quarter 2018, as compared to 21.7% in the prior year quarter. Homebuilding gross margin percentage in the fourth quarter 2018 was 16.5%, as compared to 17.6% in the prior year quarter.  SG&A as a percent of home sales revenues improved to 11.4%, compared to 12.1% in the prior year quarter.

Net new home contracts in the fourth quarter 2018 increased 32% to 1,221 homes, compared to 922 homes in the prior year quarter, attributable to stronger demand trends within the Texas Region and the benefit of our Wade Jurney Homes acquisition, partly offset by softer demand trends in the Company’s other regions. At the end of the fourth quarter 2018, the Company had 2,181 homes in backlog, representing $669.5 million of backlog dollar value, compared to 1,320 homes in backlog, representing $572.9 million of backlog dollar value in the prior year quarter, an increase of 65% in units and 17% in dollar value.

Financial services generated pre-tax income of $3.3 million in the fourth quarter 2018 as compared to $1.1 million in the prior year quarter.

Full Year 2018 Results

Adjusted net income increased 69% to a record $119.9 million, or $3.94 per share, compared to $71.1 million, or $2.87 per share, for the prior year.  Net income for the full year 2018 was $96.5 million, or $3.17 per share compared to $50.3 million, or $2.03 per share.

Home sales revenues for 2018 increased 50% to $2.1 billion, compared to $1.4 billion for 2017. The increase in home sales revenues was primarily due to home deliveries increasing 68% to 6,099 homes. On a pro forma basis, including Wade Jurney Homes for the entire year, our revenues and deliveries would have been $2.3 billion and 7,092, respectively.  Average selling price of homes delivered decreased to $346,000 compared to $386,100 in the prior year, consistent with the Company’s expansion of its offering of entry level homes.

Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of home sales revenues, improved to 21.6% compared to 21.4% in the prior year. Homebuilding gross margin percentage in 2018 was 17.5%, compared to 17.9% in 2017. SG&A as a percent of home sales revenues remained constant at 12.5% compared to the prior year, with tight cost controls offsetting numerous investment initiatives to support growth objectives.

Net new home contracts in 2018 increased to 5,657 homes, an increase of 48%, compared to 3,814 homes in the prior year, largely attributable to a slightly higher community count and absorption pace.

At the end of full year 2018, the Company had 122 open communities in its Century Communities brand, compared to 119 open communities at the end of the prior year.

Financial services generated pre-tax income of $8.8 million in the full year 2018 as compared to $1.2 million in the prior year.

Balance Sheet and Liquidity

As of December 31, 2018, the Company had $387.5 million of availability under its credit facility.

During the fourth quarter, the Company repurchased 687,061 shares of its common stock at a weighted average price of $17.99 per share.

Full Year 2019 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We remain confident in our business and the long-term fundamentals in our markets. Into 2019, we will continue to focus on growing our presence in existing markets, expanding Wade Jurney Homes in existing and new markets, strengthening our balance sheet, and taking accretive actions to drive shareholder value. Given limited near-term visibility across the national housing market combined with uncertainty in the U.S. macroeconomic environment, we are not providing revenue and closing guidance for fiscal year 2019 at this time.

Conference Call

The Company will host a webcast and conference call on Thursday, February 7, 2019 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2018 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 7, 2019, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13686574. A replay of the webcast will be available on the Company’s website through March 7, 2019.

About Century Communities

Century Communities, Inc. (NYSE:CCS) is a leading national U.S. homebuilder. Century is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company sells its Century Communities and Wade Jurney Homes in 15 states across the West, Mountain, Texas and Southeast U.S. regions and offers title, insurance, and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the company’s operating and financial guidance for 2018.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues
Home sales revenues	$640,187	$516,501	$2,110,058	$1,405,443
Land sales and other revenues	1,327	2,289	5,631	8,503
	641,514	518,790	2,115,689	1,413,946
Financial services revenue	10,431	5,156	31,724	9,853
Total revenues	651,945	523,946	2,147,413	1,423,799
Homebuilding Cost of Revenues
Cost of home sales revenues	(534,695)	(425,782)	(1,741,619)	(1,153,359)
Cost of land sales and other revenues	(822)	(1,522)	(3,832)	(6,516)
	(535,517)	(427,304)	(1,745,451)	(1,159,875)
Financial services costs	(7,122)	(4,016)	(22,958)	(8,664)
Selling, general, and administrative	(72,850)	(62,707)	(263,981)	(176,304)
Acquisition expense	(41)	(1,260)	(437)	(9,905)
Equity in income of unconsolidated subsidiaries	—	4,528	14,849	12,176
Other income (expense)	(353)	662	(905)	2,937
Income before income tax expense	36,062	33,848	128,530	84,164
Income tax expense	(9,868)	(16,653)	(32,075)	(33,869)
Net income	$26,194	$17,195	$96,455	$50,295

Earnings per share:
Basic	$0.85	$0.61	$3.20	$2.06
Diluted	$0.85	$0.60	$3.17	$2.03
Weighted average common shares outstanding:
Basic	30,675,586	27,967,797	30,084,913	24,280,871
Diluted	30,991,715	28,355,559	30,391,346	24,555,509

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$32,902	$88,832
Cash held in escrow	24,344	37,723
Accounts receivable	13,464	12,999
Inventories	1,848,243	1,390,354
Mortgage loans held for sale	114,074	52,327
Prepaid expenses and other assets	138,717	60,812
Property and equipment, net	33,258	27,911
Investment in unconsolidated subsidiaries	—	28,208
Deferred tax assets, net	13,763	5,555
Amortizable intangible assets, net	5,095	2,938
Goodwill	30,395	27,363
Total assets	$2,254,255	$1,735,022
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$89,907	$24,831
Accrued expenses and other liabilities	213,157	150,356
Notes payable	784,777	776,283
Revolving line of credit	202,500	—
Mortgage repurchase facilities	104,555	48,319
Total liabilities	1,394,896	999,789
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 30,154,791 and 29,502,624 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	302	295
Additional paid-in capital	595,037	566,790
Retained earnings	264,020	168,148
Total stockholders' equity	859,359	735,233
Total liabilities and stockholders' equity	$2,254,255	$1,735,022

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	December 31,
	2018	2017	% Change
West	138	182	(24.2)%
Mountain	258	301	(14.3)%
Texas	161	117	37.6%
Southeast	244	322	(24.2)%
Wade Jurney Homes	420	—	NM
Total	1,221	922	32.4%

	Year ended
	December 31,
	2018	2017	% Change
West	754	296	154.7%
Mountain	1,571	1,591	(1.3)%
Texas	654	477	37.1%
Southeast	1,693	1,450	16.8%
Wade Jurney Homes	985	—	NM
Total	5,657	3,814	48.3%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three months ended December 31,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	200	$524.9	247	$554.7	(19.0)%	(5.4)%
Mountain	484	438.2	419	410.4	15.5%	6.8%
Texas	197	282.3	147	353.3	34.0%	(20.1)%
Southeast	510	333.7	498	312.5	2.4%	6.8%
Wade Jurney Homes	637	152.8	—	—	NM	NM
Total / Weighted Average	2,028	$315.7	1,311	$394.0	54.7%	(19.9)%

	Year ended December 31,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	806	$569.5	398	$529.4	102.5%	7.6%
Mountain	1,625	$429.3	1,465	$418.0	10.9%	2.7%
Texas	688	$309.4	413	$389.6	66.6%	(20.6)%
Southeast	1,603	$331.0	1,364	$309.0	17.5%	7.1%
Wade Jurney Homes	1,377	$152.5	—	$—	NM	NM
Total / Weighted Average	6,099	$346.0	3,640	$386.1	67.6%	(10.4)%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of December 31,		Increase/(Decrease)
	2018	2017	Amount	% Change

West	17	19	(2)	(10.5)%
Mountain	38	33	5	15.2%
Texas	21	27	(6)	(22.2)%
Southeast	46	40	6	15.0%
Wade Jurney Homes	N/A	N/A	N/A	N/A
Total	122	119	3	2.5%

N/A – Not applicable

Backlog

(dollars in thousands)

	December 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	218	$120,042	$550.7	270	$164,071	$607.7	(19.3)%	(26.8)%	(9.4)%
Mountain	401	183,938	$458.3	455	200,887	$441.2	(11.9)%	(8.4)%	3.9%
Texas	181	68,265	$377.2	215	82,886	$385.5	(15.8)%	(17.6)%	(2.2)%
Southeast	470	156,491	$333.0	380	125,044	$329.1	23.7%	25.1%	1.2%
Wade Jurney Homes	911	140,790	$154.5	—	—	$—	NM	NM	NM
Total / Weighted Average	2,181	$669,526	$306.9	1,320	$572,888	$434.0	65.2%	16.9%	(29.3)%

NM – Not meaningful

Lot Inventory

	December 31,
	2018			2017			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,457	1,790	5,247	3,742	3,179	6,921	(7.6)%	(43.7)%	(24.2)%
Mountain	5,335	5,641	10,976	4,666	4,856	9,522	14.3%	16.2%	15.3%
Texas	3,943	2,616	6,559	2,517	3,489	6,006	56.7%	(25.0)%	9.2%
Southeast	4,828	2,808	7,636	4,827	3,508	8,335	0.0%	(20.0)%	(8.4)%
Wade Jurney Homes	3,447	4,054	7,501	—	—	—	NM	NM	NM
Total	21,010	16,909	37,919	15,752	15,032	30,784	33.4%	12.5%	23.2%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Numerator
Net income	$26,194	$17,195	$96,455	$50,295
Less: Undistributed earnings allocated to participating securities	—	(85)	(59)	(384)
Net income allocable to common stockholders	$26,194	$17,110	$96,396	$49,911
Denominator
Weighted average common shares outstanding - basic	30,675,586	27,967,797	30,084,913	24,280,871
Dilutive effect of restricted stock units	316,129	387,762	306,433	274,638
Weighted average common shares outstanding - diluted	30,991,715	28,355,559	30,391,346	24,555,509
Earnings per share:
Basic	$0.85	$0.61	$3.20	$2.06
Diluted	$0.85	$0.60	$3.17	$2.03

Adjusted earnings per share
Numerator
Income before income tax expense	$36,062	$33,848	$128,530	$84,164
Purchase price accounting for acquired work in process inventory	9,746	9,295	38,112	15,625
Gain on previously held interest in WJH	-	-	(7,219)	-
Acquisition expense	41	1,260	437	9,905
Adjusted income before income tax expense	45,849	44,403	159,860	109,694
Adjusted income tax expense(1)	(11,462)	(15,630)	(39,965)	(38,612)
Adjusted net income	34,387	28,773	119,895	71,082
Less: Adjusted undistributed earnings allocated to participating securities	—	(141)	(74)	(543)
Adjusted net income allocable to common stockholders	$34,387	$28,632	$119,821	$70,539

Denominator - Diluted	30,991,715	28,355,559	30,391,346	24,555,509

Adjusted diluted earnings per share	$1.11	$1.01	$3.94	$2.87

(1)

For the three months and year ended December 31, 2018, the tax rate used in adjusted net income was 25%.  This rate is inclusive of our estimated annual rate offset by certain discrete items not associated with acquisitions. For the three months and year ended December 31, 2017, the Company’s GAAP tax rate was utilized.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three months ended December 31,
	2018	%	2017	%

Home sales revenues	$640,187	100.0%	$516,501	100.0%
Cost of home sales revenues	(534,695)	(83.5)%	(425,782)	(82.4)%
Gross margin from home sales	105,492	16.5%	90,719	17.6%
Add: Interest in cost of home sales revenues	15,115	2.4%	12,274	2.4%
Adjusted homebuilding gross margin excluding interest	120,607	18.8%	102,993	19.9%
Add: Purchase price accounting for acquired work in process inventory	9,746	1.5%	9,295	1.8%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$130,353	20.4%	$112,288	21.7%

	Year ended December 31,
	2018	%	2017	%

Home sales revenues	$2,110,058	100.0%	$1,405,443	100.0%
Cost of home sales revenues	(1,741,619)	(82.5)%	(1,153,359)	(82.1)%
Gross margin from home sales	368,439	17.5%	252,084	17.9%
Add: Interest in cost of home sales revenues	48,692	2.3%	32,898	2.3%
Adjusted homebuilding gross margin excluding interest	417,131	19.8%	284,982	20.3%
Add: Purchase price accounting for acquired work in process inventory	38,112	1.8%	15,625	1.1%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$455,243	21.6%	$300,607	21.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net income	$26,194	$17,195	52.3%	$96,455	$50,295	91.8%
Income tax expense	9,868	16,653	(40.7)%	32,075	33,869	(5.3)%
Interest in cost of home sales revenues	15,115	12,274	23.1%	48,692	32,898	48.0%
Interest expense (income)	1(	(5)	(120.0)%	3(	(3)	(200.0)%
Depreciation and amortization expense	3,228	1,900	69.9%	12,031	6,973	72.5%
EBITDA	54,406	48,017	13.3%	189,256	124,032	52.6%
Purchase price accounting for acquired work in process inventory	9,746	9,295	4.9%	38,112	15,625	143.9%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	—	30	(100.0)%	60	915	(93.4)%
Acquisition expense	41	1,260	(96.7)%	437	9,905	(95.6)%
Adjusted EBITDA	$64,193	$58,602	9.5%	$227,865	$150,477	51.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

 (in thousands)

	December 31,	December 31,
	2018	2017
Total homebuilding debt	$987,277	$776,283
Total stockholders' equity	859,359	735,233
Total capital	$1,846,636	$1,511,516
Debt to capital	53.5%	51.4%

Total homebuilding debt	$987,277	$776,283
Cash and cash equivalents	(32,902)	(88,832)
Cash held in escrow	(24,344)	(37,723)
Net homebuilding debt	930,031	649,728
Total stockholders' equity	859,359	735,233
Net capital	$1,789,390	$1,384,961

Net homebuilding debt to net capital	52.0%	46.9%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com